EXHIBIT 21.1
Subsidiaries of Commercial Vehicle Group, Inc.
	Entity	Jurisdiction

1	C.I.E.B. Kahovec, spol. s r.o.	Czech Republic
2	Cabarrus Plastics, Inc.	North Carolina, United States
3	Comercial Vehicle Group México, S. de R.L. de C.V.	Mexico
4	Commercial Vehicle Group (Thailand) Company Limited	Thailand
5	CVG Alabama, LLC	Delaware, United States
6	CVG CS LLC	Delaware, United States
7	CVG FSE, LLC	Delaware, United States
8	CVG Global S.à r.l.	Luxembourg
9	CVG International Holdings, Inc.	Barbados
10	CVG Management Corporation	Delaware, United States
11	CVG Monona Wire, LLC	Iowa, United States
12	CVG Morocco	Tangier, Morocco
13	CVG National Seating Company, LLC	Delaware, United States
14	CVG Seating (India) Private Limited	India
15	CVG Sprague Devices, LLC	Delaware, United States
16	CVG Ukraine LLC	Ukraine
17	CVG Vehicle Components (Shanghai) Co., Ltd.	China
18	CVS Holdings Limited	United Kingdom
19	EMD Servicios, S.A. de C.V.	Mexico
20	KAB Seating Limited	United Kingdom
21	KAB Seating Pty. Ltd.	Australia
22	Mayflower Vehicle Systems, LLC	Delaware, United States
23	Monona (Mexico) Holdings LLC	Illinois, United States
24	MWC de México, S. de R.L. de C.V.	Mexico
25	PEKM Kabeltechnik s.r.o.	Czech Republic
26	T.S. México, S. de R.L. de C.V.	Mexico
27	Trim Systems Operating Corp.	Delaware, United States
28	Trim Systems, Inc.	Delaware, United States